Exhibit 5(e)(1)

139 East Fourth Street
Cincinnati, Ohio 45202
September 23, 2025

Board of Directors
Duke Energy Ohio, Inc.
139 East Fourth Street
Cincinnati, Ohio  45202

Dear Ladies and Gentlemen:

I am employed by Duke Energy Business Services LLC, the service company subsidiary of Duke Energy Corporation, and in that capacity I provide legal counsel to Duke Energy Corporation and its affiliates, including Duke Energy Ohio, Inc., an Ohio corporation (the “Company”). I am a member in good standing of the Ohio State Bar.

I have advised the Company in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission on September 23, 2025. The Registration Statement relates to the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of an indeterminate amount of first mortgage bonds (“Bonds”) and unsecured debt securities in the form of senior unsecured debt securities or junior subordinated unsecured debt securities (“Debt Securities”), together the “Securities.” For this purpose, I have examined such company records and other documents, and have made such investigations of law as I have considered necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, I am of the opinion that the issuance of the Securities has been duly authorized by the Company and when the terms of each specific series of Bonds and Debt Securities have been established in accordance with the instruments governing such Securities and approved and authorized (including any necessary regulatory approvals), and when the Bonds and Debt Securities of each series have been duly executed by the Company and authenticated as provided in the instruments governing such Securities and duly paid for and delivered pursuant to a sale in the manner described in the Registration Statement relating to the Securities filed under the Securities Act, including the prospectus and any prospectus supplement relating to such series, the Bonds and Debt Securities will be binding obligations of the Company, enforceable against the Company in accordance with their terms (except as the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting mortgagees’ (in the case of the Bonds) and other creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Validity of the Securities” in the prospectus forming a part of the Registration Statement. In giving such consent, I do not thereby concede that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Richard G. Beach
Richard G. Beach